UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 18, 2012

Apollo Group, Inc.

(Exact name of registrant as specified in its charter)

Arizona	0-25232	86-0419443
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4025 S. Riverpoint Parkway, Phoenix, Arizona		85040
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (480) 966-5394

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On April 18, 2012, Apollo Group, Inc. entered into a five-year $625.0 million multi-currency revolving credit agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A., as Administrative Agent and various agents and lenders named therein. We may, subject to customary conditions, increase the aggregate revolving commitments by up to an additional $375.0 million, subject to, among other things, the receipt of revolving commitments for the increased amounts. The Credit Agreement replaces our existing $500.0 million senior revolving credit facility.

The Credit Agreement may be used for dollar-denominated revolving loans and for revolving loans denominated in certain foreign currencies, swingline loans and letters of credit, in each case up to sublimits specified therein. The facility is unsecured and guaranteed by our material domestic subsidiaries.

Revolving loans under the Credit Agreement will bear interest at a reserve and cost-adjusted LIBOR plus a margin ranging between 1.25% and 1.85% depending upon our then current leverage ratio. (At our option, revolving loans may instead bear interest using an alternative base rate plus a margin ranging between 0.25% and 0.85% depending upon our then current leverage ratio.)

We are also required to pay a facility fee on the average daily amount of the aggregate commitment available under the Credit Agreement (whether used or unused) ranging between 0.25% to 0.40% per annum depending upon our then current leverage ratio, a letter of credit participation fee on the average daily undrawn dollar amount of each letter of credit plus the amount of unreimbursed draws under such letter of credit at a per annum rate equal to the then current margin applicable to revolving loans bearing interest using LIBOR, and a letter of credit fronting fee equal to 0.125% of the average daily undrawn dollar amount of each letter of credit plus the amount of unreimbursed draws under such letter of credit, as well as customary administrative and other charges.

The credit facility contains various customary representations, covenants and other provisions. In addition, we are required to maintain a leverage ratio of consolidated total indebtedness to consolidated EBITDA (as each such term is defined in the Credit Agreement) of not greater than 2.50 to 1.00 and a minimum coverage ratio of consolidated EBITDAR to consolidated interest expense plus rent expense (as each such term is defined in the Credit Agreement) of not less than 1.75 to 1.00. Further, we are required to maintain a minimum DOE score of 1.5. The DOE ratio is a consolidated composite score determined by the Secretary of the U.S. Department of Education pursuant to regulations under Title IV.

Certain of the lenders under the Credit Agreement or their affiliates have provided, and may in the future provide, certain commercial, banking, financial advisory, and investment banking services in the ordinary course of business for us and our subsidiaries, for which they receive customary fees and commissions.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement.

Section 8 - Other Events

Item 8.01 Other Events.

SEC Enforcement Inquiry

Apollo Group has been contacted by the Division of Enforcement of the SEC requesting documents and information relating to certain stock sales by company insiders and the filing of our Form 8-K on February 28, 2012 in which we announced that new degreed enrollment growth at University of Phoenix was less than previously expected. We have robust policies and procedures regarding insider trading and we intend to fully and voluntarily cooperate with the SEC. We cannot predict the eventual scope or outcome of this preliminary investigation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apollo Group, Inc.

April 19, 2012	By:	/s/ Brian L. Swartz
Name: Brian L. Swartz
Title: Senior Vice President and Chief Financial Officer